Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts’ in the Registration Statement (Form 5-8 No. 333-00000) and the related Prospectus of ExlService Holdings, Inc. for the registration of 4,327,398 shares of common stock pertaining to the 2003 Stock Option Plan, 2003 India Stock Employee Option Plan, 2006 Omnibus Award Plan, 2006 Omnibus India Subplan 1 and 2006 Omnibus India Subplan 2; and to the incorporation by reference therein of our report dated February 24, 2006, with respect to the consolidated financial statements of ExlService Holdings, Inc. at December 31, 2005 and for each of the three years in the period then ended included in its S-I Registration Statement, filed with the Securities and Exchange Commission.

New York, New York

December 5, 2006